                                                                       Exh. 23.2


                         CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the inclusion of our report dated December 4, 2002 on the balance sheet of Illinois River Energy, LLC as of September 30, 2002, and the related statements of operations, changes in members' equity and cash flows for the period from inception (February 20, 2002) to September 30, 2002, in this Pre-effective Amendment No. 4 to the Form SB-2 Registration Statement of Illinois River Energy, LLC dated on or about December 26, 2002 and to the reference to our firm under the caption "Experts" in the Prospectus included therein.

                                   /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

                                   Certified Public Accountants

Minneapolis, Minnesota
December 26, 2002